BlackRock Allocation Target Shares (the "Registrant")

77Q1(a):

Copies of any material amendments to the Registrant's charter or by-laws

Attached please find as an exhibit to Sub-Item 77Q1(a) of Form N-SAR, a copy of the Certificate of Amendment relating to the renaming of BlackRock Bond Allocation
Target Shares to BlackRock Allocation Target Shares dated
March 14, 2013 and filed with the Secretary of State of the State of Delaware.


Exhibit 77Q1(a)


CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
BLACKROCK BOND ALLOCATION TARGET SHARES


This Certificate of Amendment to Certificate of
Trust of BlackRock Bond Allocation Target Shares ( the
"Trust") is being executed for the purpose of amending the Certificate of Trust of the Trust filed with the Office of the Secretary of State of the State of Delaware
(the "State Office") on March 5, 2003, pursuant to the
Delaware Statutory Trust Act, 12 Del. C. Section 3801 et seq. (the "Act").


The undersigned hereby certifies as follows:

1.The name of the Trust is BlackRock Bond Allocation
Target Shares.

2.The name of the Trust is hereby changed to BlackRock Allocation Target Shares.

3.This Certificate of Amendment to Certificate of
Trust shall become effective upon filing with the State Office.


IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment in accordance with Section 3811 of the Act.


TRUSTEE:



       /s/ Paul Audet
Name:  Paul Audet